STAT E OF NEVADA

BARBARA K. CEGAVSKE

Secretary of State

Commercial Recordings Division

202 N. Carson Street

Carson City, NV 89701-4201

JEFFERY LANDERFELT

Telephone (775) 684-5708

Deputy Secretary

Fax (775) 684-7138

for Commercial Recordings

OFFICE OF THE

SECRETARY OF STATE

JODY WALKER

Job:C20160201-2823

February 2, 2016

NV

Special Handling Instructions:

FSC EMAIL SAE 2/2/16

Charges

Description

Document Number

Filing Date/Time

Qty

Price

Amount

Designation

20160048968-44

2/1/2016 4:19:49 PM

1

$175.00

$175.00

Total

$175.00

Payments

Type

Description

Amount

Credit

274034|16020214401834

$175.00

Total

$175.00

Credit Balance:  $0.00

Job Contents:

File Stamped Copy(s):

1

JODY WALKER

NV

From: 3034822731 Page: 3/5 Received by: NV Secretary of State Date: 2/1/2016 3:44:52 PM

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske	20160048968-44
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 02/01/2016 4:19 PM
	Entity Number E0236642007-1

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

CPSM, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Series A Preferred Stock shall have the following rights, designation, number, powers, preferences, limitations, restrictions and relative rights and other matters relating to such shares of Series A Preferred Stock:

A. Designation and Number. A series of the preferred stock, designated the "Series A Preferred Stock," $.0001 par value, is hereby established. The number of shares of the Series A Preferred shall be One Million Five Hundred Sixty Two Thousand, Five Hundred (1,562,500).

B. Redemption Rights. None

C.-L. - see attached

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

From: 3034822731 Page: 4/5 Received by: NV Secretary of State Date: 2/1/2016 3:44:52 PM

ATTACHMENT TO THE CERTIFICATE OF DESIGNATION ESTABLISHING THE SERIES A PREFERRED STOCK

2. Continued

C. Relative Seniority. In respect to the right to receive dividends, the Series A Preferred Shares shall rank senior to the common stock of the Company. In respect to the right to participate in distributions or payments in the event of any liquidation, dissolution, or winding up of the Company, holders of the Series A Preferred Shares shall be entitled to receive a preferred return equal to the purchase price paid for such Series A Preferred Stock. The remainder of the amount distributed will be allocated among the holders of common stock and any remaining series of preferred shares pro-rata according to their share ownership of either class. · Such receipt by the holder shall subsequently redeem and retire the outstanding Series A Preferred Shares held prorated by the amount received.

D. Dividend Provisions. The Series A Preferred Shares shall receive a mandatory dividend equal to 8% per annum, payable quarterly.

E. Conversion. Each Series A Preferred Share is convertible into common shares at $.08 per common share.

F. Preemptive Rights. The holders of Series A Preferred Shares will not be entitled to any preemptive rights to purchase of stock in future stock offerings of the Company.

G. Piggyback Registration Rights. The holders of the Series A Preferred Shares shall have the right to register his or her unregistered stock when either the Company or another investor initiates a registration of the Company's securities.

H. Voting Rights. The holders of the Series A Preferred Shares shall not be entitled to any voting rights.

I. Right of Co-Sale (Tag Along). The Series A Preferred Shareholders shall have the right of co-sale. If a majority shareholder sells his or her stake, the Series A Preferred Shareholders shall have the right to join the transaction and sell his or her minority stake in the Company.

J. Forced Co-Sale (Drag Along). The Series A Preferred Shareholders will not be required to sell all of their Series A Preferred Shares on the same terms or conditions of a co-sale by a majority shareholder.

From: 3034822731 Page: 5/5 Received by: NV Secretary of State Date: 2/1/2016 3:44:53 PM

K. Right of First Refusal. If any of the Series A Preferred Shareholders wish to sell, transfer or otherwise dispose of any or all of his/her Series A Preferred Shares, the other Series A Preferred Shareholders shall not have a prior right to buy such Series A Preferred Shares.

L. Anti-Takeover Provisions. There are no anti-takeover provisions that may have the effect of delaying or preventing a change in control.